Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
January 28, 2004
News Media
	Timothy Sargeant	(202) 624-6043 (Office)
(202) 825-7051 (Pager)
Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)

WGL HOLDINGS, INC. REPORTS FIRST QUARTER RESULTS
FOR FISCAL YEAR 2004 AND RAISES ANNUAL GUIDANCE

     WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company and other energy-related subsidiaries, today reported net income of $39.5 million, or $0.81 per share, for the three months ended December 31, 2003, the first quarter of its fiscal year 2004. This compares to net income of $51.6 million, or $1.06 per share, for the same quarter of fiscal year 2003. The Company also raised its annual guidance for fiscal year 2004 to a range of $1.72 to $1.82 per share based on results to date and assumptions that no unusual matters will emerge for the balance of the fiscal year. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

     The Company’s utility operations are weather sensitive, with a significant portion of its revenue coming from deliveries of natural gas to residential and commercial heating customers. Weather for the first fiscal quarter ended December 31, 2003 was two percent colder than normal, compared to 21 percent colder-than-normal weather for the same quarter last fiscal year. This was the primary difference in the overall earnings levels between the current and prior year’s first quarter, coupled with additional depreciation expense recorded in the current quarter of $3.5 million (pre-tax), or $0.04 per share, applicable to the period from January 1, 2002 through November 12, 2002 in connection with a December 18, 2003 Virginia rate order. Favorably contributing to earnings for the first three months of fiscal year 2004 was a 2.3 percent increase in active customers. The Company’s non-utility retail energy-marketing business reported excellent results for the first quarter of 2004, contributing $0.10 per share which represents a $0.01 per share improvement over the same quarter last year.

     Commenting on first quarter results, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “I am very pleased with our first quarter results. We are realizing the benefits of achieving the objectives we are striving to accomplish. Our regulated utility continued to benefit from a combination of efficiencies from process improvements, customer growth and rate relief. This reflects our commitment to timely, compensatory rates that support safe and reliable service for customers, and also provides a platform for stable earnings growth.” DeGraffenreidt added, “Results from our retail energy-marketing business demonstrated enhanced performance as we generated increased gross margins from sales of both natural gas and electricity.”

Three Months Ended December 31, 2003

     Regulated Utility Operations

     The regulated utility segment’s net income was $34.7 million, or $0.71 per share, for the first three months of fiscal year 2004, compared to net income of $46.9 million, or $0.96 per share, for the same quarter of the prior fiscal year. The change in net income primarily reflects a decrease in total gas deliveries to firm customers that fell 44 million therms, or ten percent, to 402 million therms delivered during the current quarter. Weather, when measured by heating degree days, was 16 percent warmer in the current quarter than in the same period last year. Weather for the prior year’s first quarter was 21 percent colder than normal, enhancing earnings per share by $0.17. Weather was only two percent colder than normal for the first quarter of fiscal year 2004 and this had a negligible effect on net income.

     Active customer meters increased by over 22,300 for the current quarter as compared to the same quarter of the prior year. Furthermore, the Company has received five changes in its base rates in the past year. There was virtually no effect on earnings in the current quarter of fiscal year 2004 from these rate changes when making comparisons to the same quarter of the prior fiscal year. However, these rate changes will have a favorable effect on earnings comparisons in subsequent quarters.

     The State Corporation Commission of Virginia (SCC of VA) issued a final order on December 18, 2003 granting a $9.9 million increase in annual revenues in Virginia, which closely approximated the amount that the Company had estimated would be derived from this case. The Virginia rates were being billed to customers subject to refund pending a final rate order by the SCC of VA. No significant adjustment is expected to be recorded in the Company’s Statements of Income in the second quarter of fiscal year 2004, the period when rate refunds to customers will be made.

     Earnings for the regulated utility segment also reflect higher depreciation and amortization expense primarily as a result of the December 18, 2003 final order of the SCC of VA that required higher depreciation rates to be implemented effective January 1, 2002. In connection with this order, the Company recorded in the quarter ended December 31, 2003, additional depreciation expense of $3.5 million (pre-tax), or $0.04 per share, applicable to the period from January 1, 2002 through November 12, 2002. The regulated utility’s operations and maintenance expenses remained relatively constant during the current quarter when compared to the corresponding quarter of the prior fiscal year, primarily reflecting higher labor and benefit costs that were fully offset by lower expenses associated with uncollectible accounts. Additionally, the inclusion of an adjustment to income taxes in the first quarter of fiscal year 2003 contributed $2.7 million, or $0.06 per share, to the unfavorable earnings comparison for the first quarter of fiscal year 2004.

     Non-Utility Operations
     Net income for the Company’s non-utility operations was $4.9 million, or $0.10 per share, for the three months ended December 31, 2003, a slight improvement of $153,000 over the same quarter of the prior year. The retail energy-marketing segment reported net income of $4.8 million, or $0.10 per share, for the current three-month period, an improvement of $509,000, or $0.01 per share, over the corresponding quarter of the prior year. This improvement reflects higher gross margins from the sale of both natural gas and electricity.

     The Company’s commercial heating, ventilating and air conditioning (HVAC) business reported a net loss of $498,000, or $0.01 per share, for the first quarter of fiscal year 2004, as compared to a net loss of $385,000, or $0.01 per share, for the same quarter of the prior year. Additionally, earnings comparisons for the Company’s non-utility operations were unfavorably affected by the inclusion in the first quarter of the prior fiscal year of an after-tax gain of $926,000, or $0.02 per share, from the Company’s sale of its interest in a land development venture.

Earnings Outlook

     DeGraffenreidt said, “Looking to the future, we are providing guidance for the second quarter of fiscal year 2004 to be in the range of $1.45 to $1.55 per share. This guidance includes the effect of actual weather through January 26, 2004 and an expectation of normal weather thereafter.” DeGraffenreidt added, “Our current estimate for the full fiscal year 2004 is projected to be in the range of $1.72 to $1.82 per share. This estimate also includes projected full fiscal year 2004 earnings for our unregulated businesses to be in the range of $0.02 to $0.04 per share. These estimates do not reflect: (i) the effect of a request to increase base rates by $19.6 million that was filed in Virginia on January 26, 2004; (ii) any adverse effect associated with the bankruptcy of Mirant Corporation and its subsidiaries on our energy-marketing operations; or (iii) the effect of any other unusual matters.”

Other Information

The Company will hold a conference call at 10:30 a.m. Eastern time on January 29, 2004, to discuss its first quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live broadcast, click on the Live Webcast icon located on the home page of the referenced site. The Webcast will be archived for replay on the WGL Holdings Web site through February 29, 2004.

     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves approximately 980,000 customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.

     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

Note: This news release and other statements by the Company may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

     As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. For a further discussion of the risks and uncertainties, see the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

(Please see the following comparative statements for additional information.)

WGL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(Thousands, except per share data)	2003	2002	2003	2002

UTILITY OPERATIONS
Operating Revenues	$375,314	$374,993	$1,301,378	$1,033,468
Less: Cost of gas	198,778	192,536	702,803	525,152
Revenue taxes	13,769	9,786	44,448	29,470

Utility Net Revenues	162,767	172,671	554,127	478,846

Other Operating Expenses
Operation and maintenance	55,208	55,133	216,330	213,215
Depreciation and amortization	25,205	19,615	89,139	74,884
General taxes	9,871	9,608	38,104	36,633
Income tax expense	24,758	27,900	65,491	37,246

Utility Other Operating Expenses	115,042	112,256	409,064	361,978

Utility Operating Income	47,725	60,415	145,063	116,868
NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	202,258	173,941	754,548	640,695
Heating, ventilating and air conditioning (HVAC)	7,534	10,590	32,465	51,721
Other non-utility activities	183	498	1,124	1,844
Operating Expenses
Non-utility operating expenses	(202,792)	(179,115)	(785,217)	(686,291)
Equity loss in 50%-owned residential HVAC investment	—	—	—	(4,695)
Residential HVAC impairment	—	—	—	(9,431)
Income tax (expense) benefit	(2,524)	(3,192)	500	(3,880)

Non-Utility Operating Income (Loss)	4,659	2,722	3,420	(10,037)
Total Operating Income	52,384	63,137	148,483	106,831
Other Income — Net	(920)	714	(827)	859

INCOME BEFORE INTEREST EXPENSE	51,464	63,851	147,656	107,690
Interest expense	11,591	11,899	46,073	45,866
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

NET INCOME	$39,543	$51,622	$100,263	$60,504

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,624	48,575	48,599	48,568
Diluted	48,812	48,714	48,780	48,681
EARNINGS PER AVERAGE COMMON SHARE
Basic	$0.81	$1.06	$2.06	$1.25
Diluted	$0.81	$1.06	$2.06	$1.24
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK —BY SEGMENT ($000):
Regulated utility	$34,679	$46,911	$96,804	$69,338
Non-utility operations:
Retail energy-marketing	4,810	4,301	4,254	8,338
HVAC:
Commercial	(498)	(385)	(1,297)	2,744
Residential — operating loss	—	—	—	(2,732)
Residential — impairment	—	—	—	(9,431)

Total major non-utility	4,312	3,916	2,957	(1,081)
Other, principally non-utility activities	552	795	502	(7,753)

Total non-utility	4,864	4,711	3,459	(8,834)

NET INCOME	$39,543	$51,622	$100,263	$60,504

WGL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,

(Thousands)	2003	2002

ASSETS
Property, Plant and Equipment
At original cost	$2,583,543	$2,487,921
Accumulated depreciation and amortization	(707,263)	(873,459)

	1,876,280	1,614,462

Current Assets
Cash and cash equivalents	9,252	5,533
Accounts receivable, net	390,312	357,970
Storage gas—at cost (first-in, first-out)	144,595	91,665
Other	46,887	57,642

	591,046	512,810
Deferred Charges and Other Assets	192,626	186,252

Total Assets	$2,659,952	$2,313,524

CAPITALIZATION AND LIABILITIES
Capitalization
Washington Gas Light Company preferred stock	$28,173	$28,173
Common shareholders’ equity	842,740	802,008
Long-term debt	637,610	623,158

	1,508,523	1,453,339

Current Liabilities
Notes payable and current maturities of long-term debt	198,444	202,104
Accounts payable	218,054	194,623
Other	135,343	132,743

	551,841	529,470
Deferred Credits	599,588	330,715

Total Capitalization and Liabilities	$2,659,952	$2,313,524

WGL HOLDINGS, INC.
CONSOLIDATED FINANCIAL AND OPERATING STATISTICS
(Unaudited)

COMMON STOCK DATA	December 31, 2003 Closing Price	52 Week Price Range

	$27.79	$28.79-$23.15

	Earnings Per Share
	Twelve Months Ended December 31,
				Annualized
	2003	2002	P/E	Dividend	Yield

Basic	$2.06	$1.25	13.5	$1.28	4.6%
Diluted	$2.06	$1.24

FINANCIAL STATISTICS
	Twelve Months Ended

	December 31,	December 31,
	2003	2002

Return on Average Common Equity	12.2%	7.5%
Total Interest Coverage (times)	4.6	3.2
Book Value Per Share (end of period)	$17.33	$16.51
Common Shares Outstanding—end of period (thousands)	48,634	48,578
UTILITY GAS STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Operating Revenues (thousands )
Gas Sold and Delivered
Residential — Firm	$237,677	$216,386	$758,555	$583,829
Commercial and Industrial — Firm	72,776	66,203	246,480	180,769
Commercial and Industrial — Interruptible	2,793	3,439	9,680	8,101
Electric Generation	142	275	967	1,083

	313,388	286,303	1,015,682	773,782

Gas Delivered for Others
Firm	45,369	50,266	157,074	127,680
Interruptible	10,339	9,492	31,594	31,620
Electric Generation	79	149	342	766

	55,787	59,907	189,010	160,066

	369,175	346,210	1,204,692	933,848
Other	6,139	28,783	96,686	99,620

Total	$375,314	$374,993	$1,301,378	$1,033,468

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,

	2003		2002		2003		2002

Gas Sales and Deliveries (thousands of therms)
Gas Sold and Delivered
Residential — Firm	197,387		215,490		630,706		574,240
Commercial and Industrial — Firm	69,256		75,184		233,700		211,218
Commercial and Industrial — Interruptible	3,022		4,487		10,698		11,616

	269,665		295,161		875,104		797,074

Gas Delivered for Others
Firm*	135,424		155,815		476,498		393,516
Interruptible	81,894		83,024		256,669		282,556
Electric Generation	10,568		22,423		55,390		169,364

	227,886		261,262		788,557		845,436

Total	497,551		556,423		1,663,661		1,642,510

WASHINGTON GAS ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	207,770		207,898		710,765		647,624
Number of Customers (end of period)	155,500		157,900		155,500		157,900
Electricity Sales
Electricity Sales (thousands of kWhs)	1,714,115		1,922,875		7,339,594		7,281,623
Number of Accounts (end of period)	61,000		69,000		61,000		69,000
UTILITY GAS PURCHASED EXPENSE
(excluding off system)	71.66	¢	57.01	¢	72.94	¢	55.76	¢
HEATING DEGREE DAYS
Actual	1,388		1,643		4,295		3,840
Normal	1,362		1,358		3,803		3,802
Percent Colder (Warmer) than Normal	1.9%		21.0%		12.9%		1.0%
Number of Active Customer Meters (end of period)	978,353		956,009		978,353		956,009

*	Excludes wholesale therm deliveries to an unaffiliated company.